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                                                   EXHIBIT 11.0
                                               EQUINOX SYSTEMS INC.

                                          COMPUTATION OF INCOME PER SHARE
                               FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                     (In thousands, except per share amounts)

                                                                        1996                 1995                1994
                                                                   --------------        ------------       --------------

Net income as reported............................................ $        2,755        $      1,620       $        2,084
                                                                   ==============        ============       ==============
Weighted average common and common equivalent shares outstanding:
   Common stock...................................................          3,835               4,076                3,905
   Common stock equivalents - options.............................            205                 118                  132
                                                                   --------------        ------------       --------------
   Weighted average common  and common equivalent shares
   outstanding....................................................          4,040               4,194                4,037
                                                                   ==============        ============       ==============

Net income per share.............................................. $         0.68        $       0.39       $         0.52
                                                                   ==============        ============       ==============

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